                                 Exhibit (h)(11)


                   Recordkeeping and Late Trading Agreement
                                     between
              One Group Mutual Funds and Bank One Trust Company, NA

                    RECORDKEEPING AND LATE TRADING AGREEMENT


AGREEMENT made as of September 13, 1999 by and between Bank One Trust Company, NA ("Recordkeeper") and One Group(R) Mutual Funds (the "Fund Company").

                                   WITNESSETH

WHEREAS, the Fund Company desires to enter into a Recordkeeping and Late Trading Agreement pursuant to which the Fund Company will retain the Recordkeeper to perform certain recordkeeping and accounting services and functions with respect to transactions in shares ("Shares") of series ("Funds") of the Fund Company made by or on behalf of participants, beneficiaries or plan sponsors (collectively, "Participants") in certain employee pension benefit plans as defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plans"), and with respect to holdings of Shares maintained by or on behalf of such Participants, when with respect to the Fund Company such Plans maintain with the Fund Company's transfer agent ("Transfer Agent") a single master shareholder account; and

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.       Services Provided by the Recordkeeper
         -------------------------------------

         When and to the extent requested by the Fund Company, the Recordkeeper agrees to perform recordkeeping and accounting services and functions with respect to transactions in and holdings of Shares by or on behalf of Participants in Plans which maintain Plan level shareholder accounts with the Fund Company's Transfer Agent. To the extent requested, the Recordkeeper will provide the following services:

         A. Maintain separate records for each Participant reflecting Shares purchased, redeemed and exchanged on behalf of such Participant and outstanding balances of Shares owned by or for the benefit of such Participant.

         B. Prepare and transmit to each Plan and/or its Participants periodic account statements indicating the number of Shares of the Fund Company owned by or for the benefit of Participants and purchases, redemptions and exchanges made on behalf of Participants.

         C. With respect to each Plan, aggregate all purchase, redemption and exchange instructions ("Instructions") made by or on behalf of the Plan's Participants and Sponsors and transmit orders ("Orders") based an such aggregate Instructions to the Transfer Agent for acceptance.

         D. Provide to the Fund Company, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Participants as is reasonably requested.

         E. As agreed upon with the Fund Company, deliver or arrange for the delivery of appropriate documentation in connections with Orders.

2.       Provision of Net Asset Value.
         -----------------------------

         The Fund Company or its designee shall furnish the Recordkeeper with the confirmed net asset value ("NAV") information as of the close of trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time ("ET")) ("Market Close") on any day that the Fund Company is open for business ("Business Day"), and dividend and capital gains information as it arises. The Fund Company or its designee shall use its best efforts to provide such information by 6:30 p.m., ET on each Business Day.

3.       The Recordkeepers Receipt and Transmission of Orders.
         -----------------------------------------------------

         A. The Recordkeeper agrees that (i) Orders derived from Participant Instructions received by the Recordkeeper prior to the Market Close on any Business Day of the Fund Company, as defined in the Fund Company's registration statement, ("Day 1") will be electronically transmitted to the Fund Company by 5:00 a.m., ET the next Business Day (such Orders are referred to as "Day 1 Trades"); and (ii) orders derived from Instructions received by the Recordkeeper after the Market Close on Day 1 ("Day 2 Trades") will be electronically transmitted to the Fund Company on the next Business Day following Day 2 ("Day 3").

         B. If the Recordkeeper cannot electronically transmit Day 1 Trades by 5:00 a.m. on Day 2, the Recordkeeper will transmit such Orders by facsimile prior to the Market Open (generally 7:00 a.m.) on Day 2.

4.       Pricing of Orders.
         ------------------

         The Fund Company agrees that Day 1 Trades will be effected at the NAV calculated as of the Market Close on Day 1, provided that such trades are received by the Fund Company by 5:00 a.m., ET on Day 2 or prior to 7:00 a.m. on Day 2; and Day 2 Trades will be effected at the NAV calculated as of the Market Close on Day 2, provided they are received by the Fund Company by 5:00 a.m., ET on Day 3 or prior to 7:00 a.m. on Day 3. The Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund Company prior to the Market Close on Day 1, and Day 2 trades will have been received by the Fund Company prior to the Market Close on Day 2 for all purposes, including, without limitation, effecting distributions.

5.       Confirmations
         -------------

         The Fund Company will send a confirmation of each Business Day's Order via electronic transmission or facsimile by Market Close on Day 2 for Day 1Trades received by 7:00 a.m. on Day 2 and by Day 3 for Day 2 trades received by 7:00 a.m. on Day 3.

6.       Verification
         ------------

         Each party shall, as soon as practicable after notification that a report, confirmations, notification or other information has been transmitted by the other party via facsimile or other electronic transmission, confirm the receipt of such report, notification or other information. Such confirmation shall be in oral, written or electronic format. In the absence of such confirmation, a party to whom the transmission was sent shall not be held liable for any failure to act in accordance with the transmission, and absent evidence to the contrary, the sending party may not claim that the transmission was received by the other party. Each party shall promptly notify the other of any errors, omission or interruptions in, or delay or unavailability of, any such transmission as promptly as possible.

7.       Appointment as Agent for Limited Purpose
         ----------------------------------------

         The Recordkeeper shall be deemed the agent of the Fund Company for the sole and limited purpose of receiving purchase, redemption and exchange Instructions from Participants or Plan sponsors and transmitting corresponding Orders to the Transfer Agent. Except as provided specifically herein, neither the Recordkeeper nor any person to which the Fund Company may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Fund Company.

8.       Representations of Recordkeeper
         -------------------------------

         The Recordkeeper agrees, represents and warrants that:

         A. It will forward Orders within such time periods and to such parties as are specified by the Fund Company, the Transfer Agent, the Fund Company's prospectuses and applicable law and regulation.

         B. If and to the extent required under applicable federal and state securities laws and regulations, it is duly registered pursuant to such laws and regulations; and the receipt of any fees by it from the Fund Company will not constitute a non-exempt "prohibited transaction" for purposes of Title I of ERISA, and section 4975 of the Internal Revenue Code of 1986, as amended.

         C. At all times during the term of this contract, the Recordkeeper will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage will be provided by the Recordkeeper to the Fund Company as soon as is practicable after commencement of this agreement.

         D. It is a national banking association with its principal offices in Columbus, Ohio.

         E. It possesses full power and authority to enter into and perform services under this Agreement.

         F. It understands and agrees to comply with the Fund Company's As-of-Trade Processing Policy, attached hereto as Exhibit A.

9.       Records and Reporting
         ---------------------

         A. The Recordkeeper will maintain and preserve all records as required by the Investment Company Act of 1940 (the "1940 Act"), as amended, and the rules thereunder, in connection with its provision of services under this Agreement. All records maintained by the Recordkeeper hereunder are the property of the Fund Company and shall be made available in accordance with the 1940 Act and the rules thereunder. Upon the reasonable request of the Fund Company and at its sole reasonable expense, the Transfer Agent, or the independent accountants for the Fund Company, the Recordkeeper will promptly provide copies, or originals if required, of (i) historical records relating to transactions involving the Fund Company and Participants; (ii) written communications regarding the Fund Company to or from Participants; (iii) and other materials relating to the provision of services by the Recordkeeper under this Agreement. The Recordkeeper will comply with any reasonable request for such information and documents made by the Fund Company or its board of Trustees or any governmental body or self-regulatory organization.

         B. The Recordkeeper agrees that, with respect to the Plans for which it is providing services under this Agreement, the Recordkeeper will permit the Fund Company, the Transfer Agent, or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by the Recordkeeper. Notwithstanding anything herein to the contrary, the Recordkeeper shall not be required to provide the names and addresses of Participants to the Transfer Agent or the Fund Company, unless applicable law or regulation otherwise requires.

         C.       This Section 9 shall survive termination of this Agreement.

10.      Ability to Provide Services
         ---------------------------

         The Recordkeeper agrees to notify the Fund Company promptly if for any reason it is unable to perform its obligations under this Agreement.

11.      Compensation
         ------------

         A. In consideration of performance of the services by the Recordkeeper hereunder, the Fund Company will compensate the Recordkeeper per year at a rate of eighteen dollars ($18.00) per participant account, or such other amount as to which the Fund Company and the Recordkeeper shall agree from time-to-time in writing. The Recordkeeper shall invoice the Fund Company quarterly. Said compensation will commence with the calendar quarter ending June 30, 1999.

         B. The Recordkeeper will permit the Fund Company and its representatives (including counsel and independent accountants) at its sole cost, reasonable access to its records to enable the Fund Company to verify that the Recordkeeper's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper's records each calendar year.

12.      Indemnification
         ---------------

         The Recordkeeper shall indemnify and hold harmless the Fund Company from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of the Recordkeeper of its responsibilities under this Agreement; excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any noncompliance by the Fund Company with its obligations under this Agreement, including the late or inaccurate provision of NAV information. Fund Company shall indemnify and hold harmless the Recordkeeper from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of the Fund Company of its responsibilities under this Agreement; excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any noncompliance by the Recordkeeper with its obligations under this Agreement. This Section 12 shall survive termination of this Agreement.

13.      Termination
         -----------

         The Fund Company will provide the Recordkeeper with ninety (90) days prior written notice if purchase Orders may no longer be effected in accordance with this Agreement. Such termination shall not affect the remaining provisions of this Agreement and redemption Orders shall continue to be effected. Either party may terminate this Agreement upon ninety (90) day's prior written notice to the other party.

14.      Limitation of Liability of Trustees, Directors and Shareholders
         ---------------------------------------------------------------

         a. It is expressly agreed that the obligations of the Recordkeeper hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Recordkeeper personally, but shall bind only the Recordkeeper.

         B. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund Company and the directors of the Recordkeeper, and this Agreement has been signed and delivered by an authorized officer of the Fund Company and the Recordkeeper.

15. NOTICES. Unless otherwise specified, all notices and other communications shall be in writing and shall be duly given if hand delivered, delivered by facsimile with written confirmation, or mailed by first class mail to the following addresses:

                  If to the Fund Company:
                  -----------------------
                  One Group Mutual Funds
                  Attn: Mark Redman
                  3435 Stelzer Road
                  Columbus, Ohio 43219

                  If to the Recordkeeper:
                  -----------------------
                  Bank One Trust Company, NA
                  Attn: Robert Konrad
                  P.O. Box 710091
                  190 Heatherdown Road
                  Westerville, OH 43271-0091

16. SEVERABILITY. If any provision of this Agreement are held or made invalid by a statute, rule, regulation , decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17. GOVERNING LAW. This Agreement shall be governed by the laws of the state of Ohio, except as such laws are superseded by or preempted by any Federal law.

18. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

19. DISPUTE RESOLUTION AND ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same which gives rise to a remedy at law, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement shall be decided by arbitration which shall be conducted, upon request by either party, before a single arbitrator designated by the American Arbitration Association (the "AAA"), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States Code), or if such Act is not applicable, any substantially equivalent Ohio state law. The parties further agree that the arbitrator(s) will decide which party must bear the expenses of the arbitration proceedings. The arbitration will take place in Columbus, Ohio.

20. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and shall not be modified or amended except by a writing signed by both parties.

21. FUND COMPANY LIABILITY. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer, respectively, to the trust created and the trustees, as trustees, but not individually or personally, acting from time to time under a Declaration of Fund Company dated as of May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agent are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Fund Company personally, but bind only the assets of the Fund Company, and all persons dealing with any series of Shares of the Fund Company must look solely to the assets of the Fund Company belonging to such series for the enforcement of any claim against the Fund Company.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


One Group(R) Mutual Funds                     Bank One Trust Company, NA

By: /s/  Mark S. Redman                     By: /s/ John Alexander
    ------------------------                    --------------------------------

Title: President                            Title: Senior Managing Director
       ---------------------                       -----------------------------